UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 4, 2008

Dollar Financial Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50866	23-2636866
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania		19312
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-296-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2008, the Human Resources and Compensation Committee of the Board of Directors of Dollar Financial Corp., a Delaware corporation (the "Company"), approved the grant of special retention equity bonus awards to certain members of Company management in the aggregate amount of $2,000,000 (each a "Bonus Award" and collectively the "Bonus Awards"), including Bonus Awards to Randy Underwood, Norman Miller and Roy Hibberd, each a named executive officer of the Company. Seventy-five percent of the value of the Bonus Award granted to each recipient was granted in the form of restricted stock units and twenty-five percent of the value of such Bonus Award was granted in the form of an option to purchase common stock of the Company at an exercise price equal to $6.98, the closing price of the Company’s common stock on the date of grant. The Bonus Awards were granted pursuant to the terms of the Company’s 2005 Equity Incentive Plan and the 2007 Equity Incentive Plan and the applicable form of award agreement thereunder. Mr. Underwood received a Bonus Award of 42,980 restricted stock units and an option to purchase 40,064 shares of common stock, Mr. Miller received a Bonus Award of 42,980 restricted stock units and an option to purchase 40,064 shares of common stock and Mr. Hibberd received a Bonus Award of 5,372 restricted stock units and an option to purchase 5,008 shares of common stock. One quarter of each Bonus Award will vest as of December 31, 2009, one quarter will vest as of December 31, 2010 and the remaining one-half will vest as of December 31, 2011, subject to certain terms and conditions of each Bonus Award as set forth in the grant agreement for each recipient.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dollar Financial Corp.

December 8, 2008	By:	Randy Underwood

Name: Randy Underwood
Title: Executive Vice President and Chief Financial Officer